EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The subsidiaries of Kreisler Manufacturing Corporation are Kreisler Industrial Corporation, Crest Leather Manufacturing Corporation and Kreisler Manufacturing Corporation of Florida.